Exhibit 23
Consent of Independent Accountants

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statement Nos. 333-47241, 333-31196, 333-65544 and 333-83822 on Forms S-8 of Guaranty Federal Bancshares, Inc. of our report dated March 22, 2004, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2003 and June 30, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for the six months ended December 31, 2003, and for each of the three years in the period ended June 30, 2003, which report appears in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. for the period ended December 31, 2003.

/s/BKD, LLP
March 30, 2004
Springfield, Missouri